Exhibit 23.2

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

Vitesse Energy, Inc.

5619 DTC Parkway, Suite 700

Greenwood Village, CO 80111

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-3 for Vitesse Energy, Inc., of information from our report dated January 8, 2026, with respect to the estimates of reserves and future net revenues of Vitesse Energy, Inc., as of December 31, 2025, which is included as an exhibit to this Annual Report on Form 10-K for the year ended December 31, 2025 of Vitesse Energy, Inc. filed with the Securities and Exchange Commission.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

Austin, Texas

April 10, 2026